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                                                                    Exhibit 99

FOR IMMEDIATE RELEASE

                   THE ROWE COMPANIES ANNOUNCES COMPLETION OF
                            NEW FINANCING AGREEMENTS
                                      -----


McLEAN, VA, May 15, 2002 - The Rowe Companies (NYSE:ROW), a leading furniture manufacturer and retailer, announced today that it has closed its commitment agreement with Fleet Capital Corporation and CIT/Commercial Services, Inc. to provide The Rowe Companies with a $45 million Senior Secured Revolving Credit Facility. "With their strong management team and more flexible financing, The Rowe Companies has the ingredients to make their business plan a reality," according to Fleet Capital Executive Vice President Harold Blatt. "Rowe has developed a well thought out plan to grow its business and improve its profitability."

         Simultaneously, The Rowe Companies has closed its commitment agreements with Bank of America, N.A. and SunTrust Bank to restructure the existing debt of both banks. A portion of the funds received from the Senior Secured Revolving Credit Facility will be used by The Rowe Companies to reduce its existing debt with both Bank of America, N.A. and SunTrust Bank.

         Earlier this week, the Rowe Companies also closed and funded two long-term mortgage loans totaling $9.3 million on investment properties it owns in California and Maryland. These funds were also used to reduce the existing bank debt.

         The Rowe Companies is comprised of Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture; The Mitchell Gold Co., an upholstered furniture manufacturer serving some of the nation's leading specialty retailers; Storehouse, Inc., a 40-store retail furniture chain; and Home Elements, Inc., a 19-store specialty retail furniture group.

         Statements in this press release concerning Rowe's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe's filings with the Securities and Exchange Commission.

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